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                                                                  EXHIBIT 99.14

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACOUNTING FIRM

We consent to the incorporation by reference of our report dated October 20, 2006 (February 2, 2007 as to the effects of the restatement discussed in note
8)(which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement discussed in note 8) relating to the financial statements and financial highlights of MFS Municipal Bond Fund appearing in the Annual Report on Form N-CSR/A of MFS Series Trust IV for the year ended August 31, 2006 and our report dated May 23, 2006 (February 2, 2007 as to the effects of the restatements discussed in Note 8)(which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement discussed in note 8) relating to the financial statements and financial highlights of MFS Municipal Income Fund appearing in the Annual Report on Form N-CSR/A of MFS Municipal Series Trust for the year ended March 31, 2006 in the combined Prospectus/Proxy Statement included in this Registration Statement on Form N-14 of MFS Municipal Bond Fund.

We also consent to the references to us under the captions "Independent Registered Public Accounting Firm" and "Representations and Warranties" (section 4 paragraphs 4.1 (f) and 4.2 (g) of the Form of Agreement and Plan of Reorganization) included in such combined Proxy/Prospectus and "Independent Registered Public Accounting Firm and Financial Statements" in the Statement of Additional Information which are part of such Registration Statement.

Deloitte & Touche LLP
---------------------------
Deloitte & Touche LLP

Boston, Massachusetts
March 13, 2007